EXHIBIT 12.1
                                                                    ------------

                  STATEMENT OF COMPUTATION OF RATIO OF EARNINGS
                            TO COMBINED FIXED CHARGES
                                 (In thousands)




                                                                       Year Ended December 31,
                                                ----------------------------------------------------------------------
                                                   1999           2000           2001           2002           2003
                                                ----------------------------------------------------------------------
Earnings:
    Income before income taxes                  $   20,151     $   47,499     $   50,340     $   88,579     $  102,547
    Fixed charges per below                         12,142         29,453         31,093         33,839         33,649
    Less: capitalized interest per below                --              8            213            218             29
    Current period amortization of interest
       capitalized in prior periods                     --             --              4              9              9
                                                ----------------------------------------------------------------------

    Total earnings                              $   32,293     $   76,944     $   81,224     $  122,209     $  136,176
                                                ======================================================================


Fixed charges
    Interest expense                            $   11,531     $   28,705     $   30,045     $   32,228     $   31,666
    Capitalized interest                                --              8            213            218             29
    Interest portion of rent expense                   611            740            835          1,393          1,954
                                                ----------------------------------------------------------------------

    Total fixed charges                         $   12,142     $   29,453     $   31,093     $   33,839     $   33,649
                                                ======================================================================

Ratio of earnings to combined fixed charges            2.7            2.6            2.6            3.6            4.0
                                                ======================================================================